EXHIBIT 10.3

ASSIGNMENT AND ASSUMPTION AGREEMENT

     This Assignment and Assumption Agreement (this “Agreement”), by and between James R. Tennant (the “Executive”), Home Products International, Inc. (the “Company”) and Storage Acquisition Company, L.L.C. (the “Purchaser”), is made effective as of, and is contingent upon, the Executive’s receipt of the payment described in Section 1 below and the first acceptance (the “Share Acceptance”) for payment of shares of common stock of the Company tendered pursuant to the offer described in that certain Offer to Purchase dated November 12, 2004 (the “Offer to Purchase”) and the related letter of transmittal (the date on which the later of such events occurs, the “Effective Date”) made pursuant to that certain Acquisition Agreement, dated as of October 28, 2004 (the “Acquisition Agreement”) between Purchaser and the Company.

RECITALS

     A. The Company and the Executive have entered into that certain Employment Agreement, dated as of May 19, 1999, as amended as of October 14, 1999 and December 15, 1999 (as amended, the “Employment Agreement”).

     B. As of the Effective Date, the Company will assign to the Purchaser the right to receive the Executive’s consulting services under Section 13(b)(i) of the Employment Agreement, the Purchaser will assume the Company’s obligation under Section 13(b)(i) to pay for such services in the amount described in Section 1 below, and the Executive consents to such assignment and agrees to perform such consulting services to the Purchaser in exchange for the payment described in Section 1 below, which amount shall be in full and final satisfaction of any amounts due the Executive under Section 13(b)(i) of the Employment Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Purchaser and the Executive hereby agree as follows:

AGREEMENT

     1. The Company hereby assigns to the Purchaser the Company’s right to receive the consulting services from the Executive for a period of 24 months following the Executive’s termination of employment with the Company (the “Consulting Services”). The Purchaser hereby accepts the foregoing assignment of the right to receive the Consulting Services. In consideration of the Consulting Services and the release provided in Section 2 below, the Purchaser hereby agrees to pay the Executive a lump sum cash payment of $4.1 million (the “Payment”), in full and final satisfaction of any amounts due under Section 13(b)(i) of the Employment Agreement on the first business day following the Share Acceptance. The Executive hereby consents to such assignment and agrees to perform the Consulting Services for the Purchaser, and agrees to accept the Payment in full and final satisfaction of any amounts due under Section 13(b)(i) of the Employment Agreement.

     2. Release by the Executive.

          (a) The Executive hereby unconditionally, irrevocably and absolutely releases and discharges the Company, the Purchaser, each of their respective direct and indirect parents, affiliates and subsidiaries, and each of the foregoing’s respective officers, directors, shareholders, managers, employees, agents, investors, and representatives (collectively, the “Released Parties”) from any actions, causes of action, suits and claims of every kind and description whatsoever, whether known or unknown, which existed or may have existed at any time from the beginning of the world up to the Effective Date, related in any way to any transactions or occurrences involving the Company, or any parent or subsidiary of the Company or any person acting on behalf of or through the Company, and the Executive or any affiliate of Executive through the Effective Date, or any matter, cause or thing whatsoever which shall have arisen at any time from the beginning of the world up to the Effective Date, to the fullest extent permitted by law, including, but not limited to, the Executive’s employment with or service to the Company (as an employee, officer, director or otherwise), claims related to Section 13(b)(i) of the Employment Agreement (except claims for payment of the Payment), claims related to the Acquisition Agreement, the Offer to Purchase, that certain Agreement and Plan of Merger dated as of June 2, 2004, by and between JRT Acquisition, Inc. and the Company (the “JRT Acquisition Agreement”) or the termination of the JRT Acquisition Agreement, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with the any of the foregoing, Executive’s employment with or service to the Company or the ending of those relationships, or Executive’s ownership of Common Stock, other capital stock or stock options of the Company or Executive’s participation or non-participation in any employee benefit plans of the Company, or Purchaser’s acquisition of the Company, in each case except those claims and rights that are specifically excluded from this release below in this Section 2(a). Except as set forth herein, this release includes, but is not limited to, any claims for wages, compensation, bonuses, employment benefits, stock options, equity interests or damages of any kind whatsoever, arising out of any common law torts, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any theory of negligence, any theory of retaliation, any theory of discrimination or harassment in any form, any legal restriction on the Company’s right to terminate employees, or any federal, state, or other governmental statute, executive order, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Retirement Income Security Act, or any other legal limitation on or regulation of the employment relationship, any claims for breach of fiduciary duties, negligence or malfeasance, all claims for attorneys’ fees, costs and expenses. Notwithstanding anything to the contrary contained herein, the release set forth in this Section 2 shall not include only: (i) claims for those benefits and payments due to the Executive pursuant to employee benefit plans of the Company of which the Executive is a participant or pursuant to the Employment Agreement (other than Executive’s right under Section 13(b)(i) of the Employment Agreement), in accordance with the applicable terms thereof, including, without limitation, as described on Schedule 1 hereto; (ii) claims for payment of the Payment in accordance with this Agreement; (iii) any claim or right of indemnification by the Company under the organizational documents of the Company, by law or under the indemnification provisions of the Employment Agreement or any other applicable agreement with the Company, including any indemnification pursuant to any applicable laws; (iv) any claim or right under the Company’s directors and officers liability coverage; and (v) any claim or right with respect to payment for common stock or stock options of the Company tendered in accordance with the terms of the Offer to Purchase. The parties agree that the benefits and compensation due to Executive under the Employment Agreement and option plan include, but are not limited to, those described on Schedule 1 hereto, and the amounts for each item scheduled in Schedule 1 are the correct and only amounts owing the Executive for each such item.

          (b) The Executive represents that he has not filed any complaints, charges or lawsuits against either the Company or the Purchaser with any governmental agency or any court, and agrees that the Executive will not initiate, assist or encourage any such actions, except as required by law and except as may be required to enforce his rights with respect to those claims that are not released herein. The Executive further agrees that if a commission, agency, or court assumes jurisdiction of such claim, complaint or charge against either the Company or the Purchaser on behalf of the Executive, the Executive will request the commission, agency or court to withdraw from the matter unless such matter is with respect to claims not released herein.

          (c) The Executive represents and warrants that he is the sole owner of the actual or alleged claims, rights, causes of action, and other matters which are released herein, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that he has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

          (d) The parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the releases contained in it shall be and will remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

          (e) Except in the event of fraud and except as specified above, the parties declare and represent that they intend this Agreement to be complete and not subject to any claim of mistake, and that the releases herein express a full and complete release on the part of each party and, regardless of the adequacy or inadequacy of the consideration, the parties intend the releases herein to be final and complete. The parties execute these releases with the full knowledge that they cover all possible claims against each other, except as specified above, to the fullest extent permitted by law.

     3. Knowing and Voluntary Agreement. The Executive agrees that he has carefully read and fully understands all aspects of this Agreement including the fact that this Agreement releases any claims that the Executive might have against the Company, the Purchaser and the other Released Parties except as specified above. Finally, the Executive agrees that he has been advised to consult with an attorney prior to executing this Agreement, and that he has either done so or knowingly waived the right to do so, and now enters into this Agreement without duress or coercion from any source.

     4. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Illinois without giving effect to the choice of law provisions thereof.

     5. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but each of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:

HOME PRODUCTS INTERNATIONAL, INC.

By:	/s/ Douglas S. Ramsdale

Douglas S. Ramsdale
Chief Executive Officer

PURCHASER:

STORAGE ACQUISITION COMPANY, L.L.C.

By:	/s/ Ellen Havdala

Ellen Havdala
Vice President

EXECUTIVE:

By:	/s/ James R. Tennant

James R. Tennant

SCHEDULE 1
ASSIGNMENT AND ASSUMPTION AGREEMENT
PAYMENTS DUE EXECUTIVE

Contract Obligations to J. Tennant	$
Severance - 3 times the sum of the average salary and bonus during each of the two years immediately prior to the change of control; payable within 5 business days of termination.		2,824,317.39
Options		49,000.00
EIP shares — payable within 10 days of the change in control		137,731.50
Payment for 24 month consulting services; payable on date of termination
— $5 million less the value of options cashed out		4,100,000.00
2004 bonus		856,235.95	50.5/52 converts to 53 week salary basis
2004 Profit Sharing Contribution at 1% of eligible pay		13,319.23
Earned but untaken vacation; 2 weeks — vacation is earned in the year prior to when it is taken		18,920.00
2 years medical and other insurance benefits including the $5 million term life insurance policy
Additional payment for excise taxes imposed by Section 4999 of the IRC of 1986
Letter of credit for $375,000 upon request

Fiscal years	Salary	MIP	EIP	Total
2002	489,512.00	474,501.00	467,484.00	1,431,497.00
2003	491,920.00	—	—	491,920.00

				1,923,417.00

			Average	961,708.50

Calendar year calculation
2002	Pay per day	3,932.68
	number of days in 2002, 12/14-12/28	15

		58,990.26

2003	52 weeks ended 12/27/03 364 days/52 weeks	491,920.00

2004	Pay per day
	salary	1,351.43
	bonus per day
	MIP	1,419.00
	EIP	1,013.57

		3,784.00
	number of days in 2004, 12/28/03-12/13/04	352

		1,331,968.00

	Total 2 years pay	1,882,878.26
	Three times average pay	2,824,317.39